Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2022 Earnings Results

FAIRPORT, NY, August 9, 2022 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2022 second quarter results for the period ended June 30, 2022.

“Broad and significant declines across capital markets globally continued in the second quarter, pressuring revenues and causing mark-to-market declines in securities held on the balance sheet,” commented Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier. “We are managing our expenses thoughtfully and we are entirely focused on delivering excellent results and superior service for our clients.”
Mr. Mayer added, “We are progressing toward the completion of our previously announced process of going private and being acquired by Callodine Group, and we look forward to embarking on this next phase at Manning & Napier.”
Second Quarter 2022 Financial Review
Manning & Napier reported second quarter 2022 revenue of $33.8 million, a decrease of 6% from revenue of $36.1 million reported in the second quarter of 2021, and a decrease of approximately $1.8 million, or 5%, from revenue of $35.5 million reported in the first quarter of 2022. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $19.5 billion, an 11% decrease from the second quarter of 2021 and an 8% decrease from the first quarter of 2022, when average AUM was $21.8 billion and $21.3 billion, respectively. Revenue as a percentage of average AUM was 0.69% for the second quarter of 2022, compared to 0.66% for the second quarter of 2021 and 0.68% for the first quarter of 2022.
Total operating expenses for the second quarter of 2022 were $26.7 million, a decrease of $1.6 million, or 6%, compared with the second quarter of 2021, and a decrease of $7.8 million, or 23% compared with the first quarter of 2022 due to the factors described below.
Compensation and related costs were $14.5 million for the second quarter of 2022, a decrease of $3.8 million, or 21%, compared with the second quarter of 2021 and a decrease of $6.2 million, or 30%, compared with the first quarter of 2022. The change in the current quarter compared to both the prior quarter and first quarter of 2021 was mainly driven by our response to the year to date market volatility and its impact to AUM and revenue. This decrease, when compared to the second quarter of 2021, is partially offset by the savings realized in the prior year resulting from the implementation of our deferred compensation program in 2021. Compensation and related costs as a percentage of revenue were 43% for the second quarter of 2022, compared with 51% in the second quarter of 2021 and 58% for the first quarter of 2022.
Distribution, servicing and custody expenses for the second quarter of 2022 decreased by $0.3 million, or 13% compared with the second quarter of 2021. The expense decreased due to a decrease in average mutual fund and collective trust AUM, and as a result of business mix generally trending towards asset classes that do not have a distribution fee attached. Distribution, servicing and custody expenses decreased by $0.1 million, or 5%, compared with the first quarter of 2022, generally in line with the decrease in average assets.
Other operating costs for the second quarter of 2022 were $10.0 million, an increase of approximately $2.5 million, or 34% compared with the second quarter of 2021, and a decrease of $1.5 million, or 13%, when compared with the first quarter of 2022. The increase compared to the second quarter of 2021 includes costs to support our technology initiatives as well as increased professional fees and other merger related costs. The decrease compared to the first quarter of 2022 is due primarily to the $1.9 million non-cash charge recorded during that quarter for the impairment of existing internal-use software. Other operating costs as a percentage of revenue for the second quarter of 2022 were 30%, compared to 21% for the second quarter of 2021 and 32% for the first quarter of 2022.
Operating income was $7.1 million for the second quarter of 2022, a decrease of approximately $0.7 million from operating income of $7.8 million for the second quarter of 2021, and an increase of $6.0 million from operating income of $1.1 million for the first quarter of 2022. Operating margin for the second quarter of 2022 was 21%, a decrease compared to 22% for the second quarter of 2021 and an increase from 3% for the first quarter of 2022.
Non-operating loss, which for each period is comprised primarily of net gains or losses on investments, was $2.6 million for the quarter, compared to income of $0.3 million and a loss of $0.6 million in the second quarter of 2021 and first quarter of 2022, respectively.
Income before provision for (benefit from) income taxes was $4.5 million for the quarter, compared to $8.0 million in the second quarter of 2021 and $0.5 million in the first quarter of 2022. The Company recognized a provision for income taxes of $2.1 million in the second quarter of 2022, compared to a provision of $1.3 million in the second quarter of 2021 and a benefit from income taxes of $0.7 million in the first quarter of 2022. The increase in the current quarter over both the second quarter of 2021 and the first quarter of 2022 is driven primarily by the discrete income tax benefits received from the vesting of equity awards during the first quarter of 2022 and the exercise of stock options during the second quarter of 2021, coupled with changes in pre-tax earnings among the comparative periods.
Net income attributable to the controlling and the non-controlling interests for the second quarter of 2022 was $2.4 million, compared to $6.7 million in the second quarter of 2021 and $1.2 million in the first quarter of 2022. Net income attributable to Manning & Napier, Inc. for the second quarter of 2022 was $2.3 million, or $0.12 per basic and $0.11 per diluted share, compared to $5.9 million, or $0.35 per basic and $0.29 per diluted share, in the second quarter of 2021 and $1.2 million, or $0.06 per basic and diluted share, in the first quarter of 2022 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported second quarter 2022 Adjusted EBITDA of $5.2 million, compared to $8.7 million in the second quarter of 2021 and $3.1 million in the first quarter of 2022.
Six months ended June 30, 2022 Financial Review
Manning & Napier reported 2022 year-to-date revenue of $69.3 million, a decrease of 1% from revenue of $70.2 million reported in the same period in 2021. This decrease was driven by changes in average AUM, which decreased by 4% from the prior year to $20.4 billion in 2022. Revenue as a percentage of average AUM was 0.69% and 0.67% for the six months ended June 30, 2022 and 2021, respectively.
Total operating expenses for 2022 year-to-date were $61.2 million, an increase of $4.9 million, or 9%, when compared to the same period in 2021.
Compensation and related costs for the six months ended June 30, 2022 decreased by $2.0 million, or 5%, when compared to the same period in 2021. This change was mainly driven by our our response to the year to date market volatility and its impact to AUM and revenue offset by the savings realized in the prior year resulting from the implementation of our deferred compensation program in 2021. Compensation and related costs as a percentage of revenue were 51% for 2022 compared to 53% in 2021.
Distribution, servicing and custody expenses for 2022 year-to-date decreased by $0.4 million, or 8%, from the same period in 2021. The expense decreased due to a decrease in average mutual fund and collective trust AUM, and as a result of business mix generally trending towards asset classes that do not have a distribution fee attached.
Other operating costs for 2022 year-to-date increased by $7.3 million as compared to 2021, driven primarily by a $1.9 million non- cash charge recorded in the first quarter of 2022 for the impairment of capitalized costs in connection with hosted software arrangements as well as increased professional fees and other costs incurred to support our digital transformation. Other operating costs as a percentage of revenue were 31% for 2022, compared with 20% in 2021.
Operating income was $8.2 million for 2022 year-to-date, a decrease of $5.8 million, or 41%, from $14.0 million in 2021. Operating margin for 2022 was 12% compared to 20% in 2021.

Non-operating loss, which for each period is comprised primarily of net gains or losses on investments, was $3.2 million for 2022, a decrease of approximately $3.9 million from non-operating income of $0.7 million for 2021. Also included in non-operating loss for 2022 was income of less than $0.1 million, compared to an expense of $0.2 million recognized for 2021, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $5.0 million for 2022 year-to-date, compared to $14.7 million in 2021, a 66% decrease. The Company recognized a provision for income taxes of $1.3 million for 2022 compared to $2.0 million in 2021. This change is driven by a reduction in earnings before income taxes during the six months ended June 30, 2022 compared to the same period in 2021. This change is also offset by less income tax benefits received from the vesting of equity awards and exercise of stock options during during six months ended June 30, 2022 compared to the same period in 2021.
Net income attributable to the controlling and the non-controlling interests was $3.7 million and $12.7 million for the six months ended June 30, 2022 and 2021, respectively. Net income attributable to Manning & Napier, Inc. for 2022 was $3.5 million, or $0.19 per basic and $0.16 per diluted share, compared to $11.2 million, or $0.65 per basic and $0.55 diluted share in 2021.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported Adjusted EBITDA of $8.3 million for the six months ended June 30, 2022, compared to $15.6 million in 2021.
Assets Under Management
As of June 30, 2022, AUM was $18.5 billion, a decrease of 11% from $20.6 billion as of March 31, 2022 and a decrease of 17% from $22.3 billion as of June 30, 2021. The composition of the Company's AUM across portfolios as of June 30, 2022 was 69% in blended assets, 25% in equity, and 6% in fixed income, compared with 69% in blended assets, 26% in equity, and 5% in fixed income as of March 31, 2022 and 67% in blended assets, 28% in equity, and 5% in fixed income as of June 30, 2021. By channel, the composition of the Company's AUM at June 30, 2022 was approximately 44% in wealth management and 56% in institutional and intermediary.
Since March 31, 2022, AUM decreased by $2.2 billion. This decrease in AUM was attributable to $2.1 billion in market depreciation as well as $0.1 billion in net client outflows. The net client outflows of approximately $0.1 billion consisted of wealth management net outflows of $0.2 billion, offset by institutional and intermediary net inflows of approximately $0.1 billion. The annualized separate account retention rate for the three months ended June 30, 2022 was 94%, slightly down from 96% for the rolling 12 months ended June 30, 2022.
When compared to June 30, 2021, AUM decreased by $3.8 billion from $22.3 billion. The $3.8 billion decrease in AUM from June 30, 2021 to June 30, 2022 was attributable to market depreciation of $2.6 billion as well as net client outflows of $1.2 billion. The net client outflows of $1.2 billion consisted of approximately $0.4 billion of net outflows in our wealth management sales channel and $0.8 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents and investments totaled $96.4 million as of June 30, 2022, compared to $88.8 million as of March 31, 2022. The increase in cash and cash equivalents and investments of approximately $7.6 million during the quarter was primarily attributed to net income during the quarter and the timing of annual incentive compensation payments. This increase was partially offset by the $1.0 million second quarter dividend of $0.05 per share of Class A common stock.

Recent Developments
On March 31, 2022, we entered into a definitive agreement to be acquired by an affiliate of Callodine Group, LLC for $12.85 per share in an all-cash transaction.
Stockholders approved the Callodine transaction on August 3, 2022 and the acquisition is expected to close in the third quarter of 2022.
We believe this proposed transaction creates value for our stockholders while providing significant benefits to all stakeholders. In light of the previously announced definitive agreement to be acquired by Callodine Group, LLC the Company will not host a conference call to discuss second quarter 2022 financial results.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Beginning with the release of our operating results for the first quarter of 2022, we have moved away from presenting economic income, economic net income and economic net income per adjusted share as supplemental non-GAAP measures. Given our current organizational structure and that the strategic restructuring efforts initiated in 2019 are substantially complete, we believe that the non-GAAP measure of Adjusted EBITDA is a more representative supplemental measure of our results. Management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of the Company's business in the ordinary, ongoing and customary course of its operations. Adjusted EBITDA is not presented in accordance with GAAP, and removes the impact of interest, taxes, depreciation, amortization, and, if any, the net gain (loss) on the tax receivable agreement ("TRA"). Adjusted EBITDA also adds back net income (loss) attributable to the noncontrolling interests and assumes all income of Manning & Napier Group, LLC is allocated to the Company. Non-GAAP measures for prior periods have been revised to conform to the current period presentation.
Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 275 employees as of June 30, 2022.

Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” or “should,” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: the delay in or failure to consummate the proposed transaction with Callodine Group; changes in our business related to the proposed transaction with Callodine Group; changes in securities or financial markets or general economic conditions, including as a result of the COVID-19 pandemic or political instability and uncertainty, such as the Russian invasion of Ukraine; inflation; changes in interest rates; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Emily Blum
Prosek Partners
973-464-5240
eblum@prosek.com

Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues
Investment management fees	$29,292	$30,827	$31,252	$60,119	$60,928
Distribution and shareholder servicing	1,945	2,082	2,236	4,027	4,389
Custodial services	1,588	1,677	1,721	3,265	3,366
Other revenue	972	963	868	1,935	1,545
Total revenue	33,797	35,549	36,077	69,346	70,228
Expenses
Compensation and related costs	14,542	20,707	18,347	35,249	37,221
Distribution, servicing and custody expenses	2,177	2,280	2,497	4,457	4,855
Other operating costs	9,973	11,477	7,463	21,450	14,173
Total operating expenses	26,692	34,464	28,307	61,156	56,249
Operating income	7,105	1,085	7,770	8,190	13,979
Non-operating income (loss)
Non-operating income (loss), net	(2,601)	(607)	256	(3,208)	714
Income before provision for (benefit from) income taxes	4,504	478	8,026	4,982	14,693
Provision for (benefit from) income taxes	2,064	(746)	1,285	1,318	1,988
Net income attributable to the controlling and the noncontrolling interests	2,440	1,224	6,741	3,664	12,705
Less: net income attributable to the noncontrolling interests	96	38	816	134	1,540
Net income attributable to Manning & Napier, Inc.	$2,344	$1,186	$5,925	$3,530	$11,165

Net income per share available to Class A common stock
Basic	$0.12	$0.06	$0.35	$0.19	$0.65
Diluted	$0.11	$0.06	$0.29	$0.16	$0.55
Weighted average shares of Class A common stock outstanding
Basic	19,124,332	18,988,573	16,956,265	19,056,827	16,991,188
Diluted	21,833,563	21,551,937	20,314,285	21,730,594	20,290,914

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net income attributable to Manning & Napier, Inc.	$2,344	$1,186	$5,925	$3,530	$11,165
Add back: Net income attributable to the noncontrolling interests	96	38	816	134	1,540
Add back: Provision for (benefit from) income taxes	2,064	(746)	1,285	1,318	1,988
Income before provision for (benefit from) income taxes	4,504	478	8,026	4,982	14,693
Add back: Interest income and expense, net	84	(19)	(74)	65	(183)
Add back: Depreciation	185	247	246	432	517
Add back: Amortization (1)	446	2,374	248	2,820	352
EBITDA	5,219	3,080	8,446	8,299	15,379
Add back: Change in liability under tax receivable agreement	(11)	—	228	(11)	228
Adjusted EBITDA	$5,208	$3,080	$8,674	$8,288	$15,607
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1.Amortization for the three months ended March 31, 2022 and six months ended June 30, 2022 includes a $1.9 million non-cash charge recorded for the impairment of existing internal-use software.

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2022	$9,174.8	$11,474.4	$20,649.2	$14,112.3	$5,452.0	$1,084.9	$20,649.2
Gross client inflows (1)	173.7	572.3	746.0	286.4	248.2	211.4	746.0
Gross client outflows (1)	(389.5)	(489.4)	(878.9)	(504.5)	(266.8)	(107.6)	(878.9)
Market appreciation/(depreciation) & other (2)	(828.1)	(1,233.3)	(2,061.4)	(1,269.4)	(764.6)	(27.4)	(2,061.4)
As of June 30, 2022	$8,130.9	$10,324.0	$18,454.9	$12,624.8	$4,668.8	$1,161.3	$18,454.9
Average AUM for period	$8,617.5	$10,904.4	$19,521.9	$13,331.2	$5,058.1	$1,132.6	$19,521.9

As of December 31, 2021	$9,776.9	$12,765.7	$22,542.6	$15,074.1	$6,374.4	$1,094.1	$22,542.6
Gross client inflows (1)	242.0	486.4	728.4	426.0	176.4	126.0	728.4
Gross client outflows (1)	(330.0)	(1,007.8)	(1,337.8)	(564.4)	(680.6)	(92.8)	(1,337.8)
Market appreciation/(depreciation) & other (2)	(514.1)	(769.9)	(1,284.0)	(823.4)	(418.2)	(42.4)	(1,284.0)
As of March 31, 2022	$9,174.8	$11,474.4	$20,649.2	$14,112.3	$5,452.0	$1,084.9	$20,649.2
Average AUM for period	$9,381.6	$11,949.3	$21,330.9	$14,457.0	$5,788.2	$1,085.7	$21,330.9

As of March 31, 2021	$9,217.5	$11,922.3	$21,139.8	$14,138.5	$5,982.6	$1,018.7	$21,139.8
Gross client inflows (1)	216.6	570.7	787.3	543.7	183.2	60.4	787.3
Gross client outflows (1)	(295.2)	(553.8)	(849.0)	(572.5)	(242.7)	(33.8)	(849.0)
Market appreciation/(depreciation) & other (2)	474.6	708.8	1,183.4	758.9	410.8	13.7	1,183.4
As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Average AUM for period	$9,467.4	$12,373.0	$21,840.4	$14,562.2	$6,240.3	$1,037.9	$21,840.4

For the six months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2021	$9,776.9	$12,765.7	$22,542.6	$15,074.1	$6,374.4	$1,094.1	$22,542.6
Gross client inflows (1)	415.7	1,058.7	1,474.4	712.4	424.6	337.4	1,474.4
Gross client outflows (1)	(719.5)	(1,497.2)	(2,216.7)	(1,068.9)	(947.4)	(200.4)	(2,216.7)
Market appreciation/(depreciation) & other (2)	(1,342.2)	(2,003.2)	(3,345.4)	(2,092.8)	(1,182.8)	(69.8)	(3,345.4)
As of June 30, 2022	$8,130.9	$10,324.0	$18,454.9	$12,624.8	$4,668.8	$1,161.3	$18,454.9
Average AUM for period	$8,974.6	$11,420.0	$20,394.6	$13,863.0	$5,419.0	$1,112.6	$20,394.6

As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	441.4	972.3	1,413.7	923.5	370.8	119.4	1,413.7
Gross client outflows (1)	(600.5)	(1,007.3)	(1,607.8)	(1,073.7)	(442.8)	(91.3)	(1,607.8)
Market appreciation/(depreciation) & other (2) (3)	866.2	1,470.0	2,336.2	1,460.0	860.6	15.6	2,336.2
As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Average AUM for period	$9,232.0	$11,929.7	$21,161.7	$14,159.4	$5,967.4	$1,034.9	$21,161.7
________________________
1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.Beginning in 2021, AUM includes assets associated with our model-delivery business, previously classified as assets under advisement. These assets totaled $429.9 million at December 31, 2020, which is included above in market appreciation (depreciation) and other in the six months ended June 30, 2021.
4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.

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